Exhibit 23.1

Registered, Public Company Accounting Oversight Board American Institute of CPAs, Center for Audit Quality Texas Society of Certified Public Accountants
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As independent public accountants, we hereby consent to the incorporation in this Registration Statement on Post-Effective Amendment No.2 to Form SB-2 of our report dated December 21, 2006 except for Note 2 which is dated December 27, 2007, included in the Annual Report on Form 10-KSB/A of Solar Enertech Corp. for the year ended September 30, 2006 and to all references to our Firm as experts included in this Registration Statement.
/s/ Malone & Bailey, PC
Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas
January 11, 2008
www.malone-bailey.com | 2925 Briarpark Drive, Suite 930 | Houston, TX 77042 | o. 713.343.4200 | f. 713.266.1815 |